Exhibit 4.28

DATED 2008

WPP 2005 LIMITED	(1)

and
SIR MARTIN STUART SORRELL	(2)

and

WPP PLC	(3)

UK SERVICE AGREEMENT
effective from 19 November 2008

DATE OF SERVICE AGREEMENT	2008

PARTIES

(1)	WPP 2005 LIMITED having its registered office at the Industrial Estate, Hythe, Kent CT21 6PE (the “Company”)

(2)	SIR MARTIN STUART SORRELL of 19 Wilton Row, London SW1X 7NS (the “Executive”)

(3)	WPP PLC having its registered office at 22 Grenville, Street St Helier Jersey, JE4 8PX (“WPP”).

INTRODUCTION

A	The Company has the benefit of the Executive’s services inter alia as Chief Executive Officer and Group Managing Director of the Group on the terms of an agreement dated 16 August 2004 (the “2004 Agreement”) within England, the European Union and all other countries save for the United States of America.

B	The Executive has been appointed a director of the Company’s ultimate holding company, WPP in accordance with the terms of an agreement (the “Appointment Letter”) of even date between WPP plc (1) and the Executive (2) as a result of which certain modifications have been made to the 2004 Agreement as set out herein (the “Agreement”) with effect from 19 November 2008.

C	WPP is a party to this agreement for the purposes of clauses 7 and 11 only.

IT IS AGREED:

1	APPOINTMENT

1.1	From and after the Commencement Date, the Company shall continue to employ the Executive and, during the Term of Employment, the Executive:

(a)	shall devote such of his time and attention during normal working hours (and such other working hours as may reasonably be required) so as to enable him to carry out his duties and any obligations on behalf of the Company and, other than with respect to the Excluded Obligations, shall use his best endeavours to promote the interests of the Company, its Affiliates and Subsidiaries and also the Group in England, the United Kingdom, the European Union and all other jurisdictions other than the United States of America in the management, control, organisation and development of their respective businesses and trades (save for the Executive’s role as a director of WPP which will be governed by the terms of the Appointment Letter) and in addition the Executive shall comply with all reasonable directions which the Board may give to him and the Executive shall with effect from 19 November 2008 furnish to the Board all such explanations, information and assistance as it may reasonably require;

(b)	will not, without first obtaining the prior written approval of the Company, on his own behalf enter into any contract or other arrangement with any other firm, person or company whose business is in competition with the business of any Group Company.

1.2	During the Term of Employment hereunder, the Executive shall be a member of the boards of directors of such Group Companies (other than of WPP 2005 Limited) as the parties hereto from time to time shall agree and the Executive shall continue to be Group Managing Director and Chief Executive of the Group in which capacity he shall, except with respect to the Excluded Obligations subject to clause 1.1 (a) above, have total charge of the businesses of the Group Companies (other than WPP) and he shall be responsible to the Board for all aspects of the conduct of such businesses.

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2	TERM OF EMPLOYMENT

2.1	The employment of the Executive will continue under this Agreement (the “Term of Employment”) and subject to clause 14 the Company and the Executive can terminate the Term of Employment hereunder by written notice taking effect immediately on the date of its service on the other party. Any notice to terminate the Term of Employment given either by the Executive or the Company (other than a notice by the Company pursuant to clause 14.1 hereof) shall be deemed to be a notice given by such party on the grounds of the Executive’s retirement and upon giving such notice the Executive shall be deemed to have retired and qualified for retirement treatment for purposes of all plans, policies, programs, arrangements of, or other agreements with, the Company or any Group Company. In the event of any termination of the Term of Employment save as provided by clause 2.2 below, the Executive will have no entitlement to any further payment from the Company hereunder and he hereby irrevocably waives any entitlement to notice or pay and/or benefits in lieu of any period of notice and for the avoidance of doubt the minimum periods of notice referred to in Section 86 of the Employment Rights Act 1996. Nothing in this clause 2.1 shall prejudice the Company’s right to terminate the Term of Employment hereunder pursuant to clause 14.1 hereof.

2.2	Following termination of the Term of Employment hereunder, the Executive shall continue to be entitled to receive amounts due hereunder which are accrued up to and including the date on which the Term of Employment terminates but not yet paid, subject to any adjustment under clause 6.2 and/or clause 11.3, if applicable.

3	DIRECTOR’S FEES

Save for the Director’s Fee and unless otherwise agreed in writing between the Company and the Executive, the Executive shall not be entitled to any director’s fees from the Company or from any Group Company in addition to the remuneration payable by the Company to the Executive hereunder or pursuant to the US Employment Agreement, provided that if the Executive is at any time removed from the office of director whether of WPP or of WPP Group USA, Inc. (other than as a consequence of the Executive being terminated in accordance with Clauses 14.1 or 14.2 of this Agreement) the Term of Employment hereunder shall automatically terminate and such termination shall be deemed to be by the Company for a reason other than provided for in clause 14.1 or 14.2 of this Agreement.

4	ACCOMMODATION

The Company undertakes to the Executive to provide suitable offices and suitable office and secretarial facilities for his use as are compatible with the Executive’s role as Group Managing Director and Chief Executive Officer of the Group and the Executive shall carry out his duties there and in such other places as the Executive judges appropriate.

5	HOURS OF WORK

The Executive shall work at such times and for such periods as the efficient and conscientious discharge of his duties hereunder shall reasonably require. There are no normal working hours for the Executive. The Company acknowledges that the Executive has obligations under the Appointment Letter and US Employment Agreement for the provision of his services which will affect the time during which and the times at which he can discharge his duties under this Agreement.

6	SALARY

6.1	The Company shall pay to the Executive a Base Salary less the Director’s Fee for each calendar year calculated in accordance with Schedule 1. The Base Salary shall accrue from day to day.

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6.2

In each year during the Term of Employment hereunder, the Company will pay the Base Salary payable for that year in advance under clause 6.1 of this Agreement on 1st January and 1st July (or such other dates as may be agreed from time to time between the Company and the Executive). Each of the 2 instalments will be equal to one-half respectively of 60% of the Aggregate Basic Income (as defined in the Schedule 1) for the time being less one half of the Director’s Fee and shall be payable, in accordance with the regular payroll practices of the Company. At appropriate times adjustments shall be made to reflect the Executive Time (as defined in Schedule 1) and such adjustments may be made by adjusting the amount of Base Salary paid for future services hereunder or by adjusting the portion of the bonus earned for the year in which such Base Salary is being adjusted that is attributable to Executive Time (as defined in Schedule 1).

7	BONUS

7.1	The Executive shall, subject to satisfaction of the criteria set out below and subject to any adjustment as set forth in clause 6.2 above, also be entitled to receive, within 30 days following the finalisation of the final audited results of WPP in respect of each financial year of WPP that occurs during the Term of Employment hereunder, a bonus determined by reference to the financial performance of WPP for the period to which such results relate payable, if in cash, in a lump sum. The amount of the bonus payable hereunder, which shall be deemed to accrue from day to day during the period to which it relates, shall be determined and based on three separate components, each comprising one-third of the amount of the bonus, as follows:

(a)	One component is based on financial performance of WPP measured against budgeted operating profit and cash flow to be agreed between the Executive and WPP in consultation with the Compensation Committee (but which shall be measured in the same way as WPP’s financial performance for the purpose of calculating bonus payments for the Company’s other senior executives).

(b)	One component is based on WPP’s performance relative to a peer group of major public advertising companies. The peer group will be reviewed by the Compensation Committee from time to time as necessary and any changes to the peer group will be notified to the Executive, provided always that the Compensation Committee will act reasonably and will consult with the Executive prior to making any changes to the companies in the peer group.

The performance levels and the criteria for achieving them will be agreed between the Executive and the Compensation Committee in respect of each year and will take into account the following criteria inter alia:

•	Total shareholder return (i.e. share price appreciation plus reinvestment of dividends in shares);

•	Increase in operating profit;

•	Increase in earnings per share and/or operating margins.

Adjustments shall be made in relation to WPP and the peer group of companies referred to above as necessary to enable an accurate comparison of performance to be made, provided always that the Compensation Committee will act reasonably and will consult with the Executive prior to making any such adjustments.

(c)	One component shall be based on the achievement of key strategic initiatives which shall be agreed by the Executive and the Compensation Committee as early as practicable during the relevant year.

(d)	For the purpose of determining the bonus payable to the Executive for the calendar year 2008 the term “WPP” as used in clause 7.1 shall mean WPP Group plc for the portion of such year ending on 18 November 2008 and WPP for the remainder of such year.

The total bonus comprising each of the three components shall be targeted so as to equal 100 per cent of the Base Salary under clause 6.1 as at 31 December of the relevant year (calculated in accordance with Schedule 1) and the maximum bonus shall be 200 per cent of that Base Salary.

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The Executive and the Compensation Committee may agree from time to time an alternative structure for determining the bonus payable under this clause, including the target and maximum amounts of that bonus.

7.2	If, either the Executive or the Company terminates the Term of Employment under this Agreement, for whatever reason (and in the Company’s case other than pursuant to clause 14.1 hereof) after the end of the performance period to which the bonus period refers but prior to the payment date of any such bonus, the Executive will continue to be treated on the same basis as if he were employed on the relevant payment date. For the avoidance of doubt, if the Executive or Company terminate the Term of Employment at any time before the end of the performance period referred to then the Executive loses all and any rights under this clause and the Executive has no rights against the Company in respect of the same except as otherwise provided pursuant to the applicable annual incentive plan.

8	OTHER INCENTIVE AWARDS

The Executive shall have no entitlement to participate in any incentive arrangements for executives, except as expressly provided herein, or as agreed in writing in advance by the Company. The Executive, at the discretion of the Compensation Committee of WPP and in respect of his services under this Agreement, shall be entitled to participate in the WPP Group 2004 Leadership Equity Acquisition Plan and the WPP Performance Share Plan (or to receive the equivalent cash value) in accordance with the provisions of such plans and such other plans and arrangements which at the discretion of the Compensation Committee shall be made available for the most senior executives of the Company and any member of the Group, subject always to the rules of the applicable plan or scheme.

9	EXPENSES

The Executive is authorised to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company and the Group, except those incurred in carrying out his duties under the Appointment Letter, subject to documentation in accordance with the Company’s policy.

10	CAR

The Company shall make available to the Executive for use in performing the obligations and duties of the Executive hereunder and shall replace from time to time as necessary a car of a type which it deems suitable. The Company shall maintain, service, tax and comprehensively insure the car as appropriate and shall arrange for the supply to the Executive of petrol for his use in such car.

11	INSURANCES AND PENSION

11.1	The Company shall provide for the benefit of the Executive and his dependants life and accident assurance and health insurance and any other benefits as may be agreed between the Company and the Executive and to the extent not agreed at the date the Scheme has become effective ratified by the Compensation Committee.

11.2	The Company shall reimburse to the Executive 50% of the reasonable cost of providing for the benefit of the Executive and his dependants insurance cover, on such basis and for such amounts as shall from time to time be agreed between the Company and the Executive and to the extent not agreed at the date the Scheme has become effective ratified by the Compensation Committee, provided that such cover is available, which provides a payment in the event that the Term of Employment is terminated because of the Executive’s death, ill-health or disability.

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11.3	Unless otherwise agreed between the parties, the Executive shall be entitled to an annual supplemental pension determined in accordance with paragraph 4 of Schedule 1 to be funded by or on behalf of the Company by an appropriate funding mechanism for payment of such supplemental pension or payment or provision in lieu thereof (the “Pension Contribution”). The Pensions Contribution will be funded in four equal instalments in arrears on 31 March, 30 June, 30 September and 31 December of each year during the Term of Employment under this Agreement in respect of the year for which it is paid equal to 60% of the Aggregate Pensions Provision (as defined in Schedule 1) at that time. All necessary adjustments to reflect the Executive Time (as defined in Schedule 1) in the manner described in clause 6.2 above for adjusting the Base Salary shall be made at regular times during the year.

12	HOLIDAYS

12.1	In addition to bank and other public holidays in the United Kingdom, the Executive shall be entitled to six weeks paid holiday per calendar year.

12.2	The holiday shall be taken at such time or times as the Executive shall decide but in any event it shall be taken at the same time as the Executive’s holiday entitlement under the US Employment Agreement.

13	SICKNESS ABSENCE

Subject to clause 2.1, the Company shall continue to pay to the Executive all sums due to him (without deduction) during any period of absence from work due to his illness or disability.

14	TERMINATION OF THE TERM OF EMPLOYMENT

14.1	In any of the following cases, but without prejudice to clause 2.1, the Company may terminate the Term of Employment by written notice taking effect immediately on the date of its service on the Executive in which case the Executive shall not be entitled to any further payment from the Company hereunder except such sums as shall then have accrued or become due:

(a)	If the Executive engages in conduct that constitutes wilful gross neglect or wilful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company.

(b)	If the Executive is convicted and is guilty of a criminal offence and sentenced (except in a case not involving dishonesty) to a term of imprisonment.

(c)	If the Executive be adjudicated bankrupt.

(d)	If WPP Group USA Inc terminates the US Employment Agreement pursuant to clause 15.1 thereof.

14.2	The Company may terminate the Term of Employment by reason of the Executive’s illness or disability in any of the following cases by giving written notice to the Executive such notice being effective immediately without any further payment being made hereunder other than such sums as may have accrued or become due.

(a)	the Executive is substantially unable properly to perform the duties required under this Agreement by reason of illness or physical or mental incapacity or disability (irrespective of the cause or causes) for a period of 180 consecutive working days or for a period or periods aggregating at least 261 working days in any period of 18 months.

(b)

the Executive is permanently prevented as a result of any deterioration of his health from providing the services to the Company which he is required to provide under this Agreement and in particular to act as Group Managing Director and Chief Executive of the Group. Whether or not the Executive is

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permanently incapacitated shall be determined by a medical doctor selected by the parties hereto, and in default of agreement by such medical doctor appointed by the President of the British Medical Association.

	(c)	An Order is made by any competent Court under the Mental Health Act 1983 for the Director’s detention or for the appointment of a receiver, curator bonis or other person to exercise powers with regard to his property or affairs.

14.3	(a)	If the Term of Employment under the US Employment Agreement terminates for any reason whatsoever apart from in the circumstances provided for in clause (b) below, the Company or the Executive (as the case may be) may terminate the Term of Employment hereunder, provided that any such termination of the Term of Employment hereunder shall be deemed to be on the same basis as the Term of Employment under the US Employment Agreement was so terminated and in which case the notice given by such party (other than a notice by the Company pursuant to clause 14.1 hereof) shall be deemed to be on the grounds of the Executive’s retirement as provided for in clause 2.1.

	(b)	If the Term of Employment under the US Employment Agreement terminates as a result of a US Divestment (as defined in the US Employment Agreement) and the Company offers or procures that another Group Company offers the Executive employment or an agreement, which employment or agreement shall be on the same terms as the US Employment Agreement, including, but not limited to, the same Term of Employment under the US Employment Agreement, within 28 days of the US Divestment becoming effective for the remainder of the appointment, the Term of Employment under this Agreement shall not automatically terminate and the Executive shall have no claim against the Company.

15	CONFIDENTIAL INFORMATION

15.1	The Executive shall not (except in the proper performance of his duties hereunder or the proper performance of his duties and obligations as an executive of the Company or a Group Company) either during the Term of Employment or at any time after the termination thereof divulge to any person whomsoever or otherwise make use of and shall use his reasonable endeavours at the cost of the Company to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, dealings, transactions or affairs of the Company or any Group Company or of any of their respective customers or clients (which information belongs to the Company or a Group Company) entrusted to the Executive or arising or coming to the Executive’s knowledge during the course of the Term of Employment under this Agreement.

15.2	The Executive shall upon the termination of the Term of Employment under this Agreement immediately deliver to the Company all price lists of customers’ correspondence and other documents papers and property belonging to the Company or any Group Company which may have been prepared by him or have come into his possession during the Term of Employment and shall not retain any copies thereof. Anything herein to the contrary notwithstanding, and subject always to the Executive providing full details to the Company in writing beforehand, the Executive shall be entitled to retain:

(a)	papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and personal phone books;

(b)	information regarding the Executive’s compensation and/or benefits or relating to reimbursement of expenses;

(c)	information that the Executive needs for personal tax purposes; and

(d)	copies of plans, programs and agreements relating to the Executive’s provision of services to the Company (or the termination of such services) having made a written request to the Company detailing what is required beforehand.

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15.3	The Executive shall not have any liability under the provisions of this Agreement by reason of:

(a)	using or divulging knowledge or information, by reason of legal or accounting requirements or, after the termination of the Term of Employment under this Agreement, which would not at the time of use or divulging be considered confidential or proprietary to, or capable of protection by, the Company in accordance with customary business practices in England;

(b)	any act or statement done or made by the Executive at the request of the Company or any Group Company or required to be done or made for the proper performance of duties under this Agreement;

(c)	use or disclosure of information which at the time is in public domain;

(d)	by reason of such disclosure being required by law or by any Court, mediator, arbitrator or legislative or regulatory body (including any committee thereof) either in the United Kingdom or the USA with actual or apparent jurisdiction to order disclosure or the making accessible of such information; or

(e)	in connection with any litigation, mediation or arbitration involving this Agreement, the UK Service Agreement, the Appointment Letter and/or the US Employment Agreement, including any enforcement of such agreements,

15.4	The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company and in particular shall not after the termination of the Term of Employment wrongfully represent himself as being employed by or connected with any such company.

16	ENFORCEMENT OF RIGHT

16.1	No failure to exercise or delay in exercising or enforcing any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise or enforcement of any right or remedy under this Agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy. The rights and remedies of the parties hereto are cumulative and not exclusive of any rights and remedies provided by law.

16.2	Time shall not be of the essence in this Agreement, but may be made so on the giving of not less than two clear days’ (other than a Saturday, Sunday or public holiday in England and Wales) notice to that effect after any failure to comply with any provision of this Agreement.

17	REPRESENTATION

The Company represents and warrants that it is fully authorised and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it or any other person, firm or organisation. The Executive represents that he knows of no agreement between him and any other person, firm or organisation (other than the US Employment Agreement and the Appointment Letter) that would be violated by the performance of his obligations under this Agreement.

18	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and, as of the Commencement Date supersedes all prior agreements, undertakings, whether written or oral, between the parties with respect thereto (other than any agreements with respect to any outstanding equity awards, including equity agreements providing for settlement in cash or non-equity assets).

19	AMENDMENT OR WAIVER

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorised officer of the Company (other than the Executive). No waiver by either

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Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorised officer of the Company (other than the Executive), as the case may be.

20	SEVERABILITY

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21	GOVERNING LAW

21.1	This Agreement shall be governed by and construed in accordance with the laws of England.

21.2	The parties hereto hereby submit to the exclusive jurisdiction of the High Court of Justice in England in relation to any claim, dispute or difference which may arise hereunder and hereby agree for the purpose of Order 10 Rule 3 of the Rules of the Supreme Court of England (or any modification or re-enactment thereof), and in any legal proceeding in any other jurisdiction, that any process may be served on either of them by leaving a copy thereof or by posting a copy thereof addressed to the Executive or to the Company (as the case may be) at the address as provided in clause 22.

22	NOTICES

22.1	Any notice required or permitted to be given hereunder shall be given in writing delivered personally or sent by first class post prepaid recorded delivery or by telefax to the Company at its registered office from time to time (or such address as it may have notified to the Executive in accordance with this clause) or to the Executive at the last address notified, to the Company.

22.2	Any notice delivered personally shall be deemed to be received when delivered to the address referred to in clause 22.1 and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received two days after posting and in proving the time of dispatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. A notice sent by telefax shall be deemed to have been received on receipt by the sender of the correct “answerback”.

23	SURVIVORSHIP

The respective rights and obligations of the parties shall survive any termination of the Term of Employment to the extent necessary to the intended preservation of such rights and obligations.

24	HEADINGS

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25	COUNTERPARTS

This Agreement may be executed in two or more counterparts.

26	DEFINITIONS

“Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

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“Appointment Letter” shall mean the Agreement of the date hereof and made between WPP plc (1) and Sir Martin Stuart Sorrell (2) which is effective from 19 November 2008

“Base Salary” shall mean the salary provided for in clause 6.1 or any increased salary granted to the Executive pursuant to clause 6.1 in each case as determined before reduction for the Director’s Fee.

“Board” shall mean the Board of Directors of WPP.

“Commencement Date” shall mean 19 November 2008.

“Company” shall mean WPP 2005 Limited.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Director’s Fee” means the fee from time to time payable to the Executive for his services as a director of WPP under the terms of the Appointment Letter.

“Excluded Obligations” means the duties and obligations of the Executive pursuant to the Appointment Letter.

“Group” shall mean WPP plc and its Subsidiaries and Associated Companies and Affiliates for the time being and “Group Company” shall be anyone of them. References to a Group Company include the successors in business where the succession occurs after the Termination Date.

“Person” includes any company, firm, organisation or other entity.

“Recognised Investment Exchange” has the same meaning as given in Section 285 Financial Services and Markets Act 2000.

“Scheme” means the scheme of arrangement under Part 6 of the Companies Act 2006 which became effective on 19 November 2008.

“Services” means the services performed by the Executive under this Agreement.

“Subsidiary and Associated Companies” means any company which is from time to time:

(a)	a holding company (as defined by section 1159 of the Companies Act 2006) of WPP; or

(b)	a subsidiary (as defined by section 1159 of the Companies Act 2006) of WPP or a subsidiary (as so defined) of a holding company of WPP; or

(c)	a subsidiary undertaking (as defined by section 1162 of the Companies Act 2006) of WPP or subsidiary undertaking (as defined) of a holding company.

“Termination Date” means the effective date on which the Term of Employment hereunder terminates.

“US Employment Agreement” shall mean the Agreement of the date hereof and made between WPP Group USA Inc (1) and Sir Martin Stuart Sorrell (2).

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IN WITNESS of which the parties have executed this deed on the date set out above.

SIGNED and delivered as a deed by WPP 2005 LIMITED acting by a duly authorised director:

Director Signature Name	: :

In the presence of:

Witness Signature Name Occupation Address	: : : :

SIGNED and delivered as a deed by SIR MARTIN STUART SORRELL in the presence of:

Witness Signature Name Occupation Address	: : : :

SIGNED and delivered as a deed by WPP PLC acting by a duly authorised director:

Director Signature Name	: :

In the presence of:

Witness Signature Name Occupation Address	: : : :

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SCHEDULE 1

Calculation of Base Salary, Bonus and Pension Contributions

1	In addition to the definitions above in this Agreement, the following words and expressions shall have the following meanings except where inconsistent with the context

“Aggregate Time” the aggregate of the Executive Time and US Time in respect of a calendar year.

“Aggregate Basic Income” means, as at the date of this Agreement the sum of £1,000,000 per annum as that sum may be adjusted pursuant to Paragraph 3 of Schedule 1.

“Aggregate Pensions Provision” the aggregate of the Pensions Contribution payable in respect of a calendar year under clause 11.3 of this Agreement and the Pensions Fee payable under clause 12.3 of the US Employment Agreement (exclusive of VAT), being at the date of this Agreement £400,000 and subsequently such higher sum as may be agreed between the Company and the Executive for any year before the first day of January of that year, which in no event shall be less than 40% of Aggregate Basic Income.

“Executive Time” the aggregate of the amount of time (computed in working days) which the Executive has spent during a calendar year in the provision of services pursuant to this Agreement.

“US Time” the aggregate of the amount of time (computed in working days) which the Executive has spent during a calendar year in performing the duties of his employment pursuant to the US Employment Agreement.

2	The annual Base Salary payable under clause 6.1 of the Agreement before reduction for the Director’s Fee shall be calculated by applying the following formula:

Amount of annual Base Salary = Aggregate Basic Income x	Executive Time
Aggregate Time

3	The annual base salary payable under clause 6.1 shall be reviewed (but not downwards) from time to time in accordance with the practices adopted by the Board on the recommendations from time to time of its Compensation Committee and, in reviewing the Base Salary before reduction for the Director’s Fee, regard shall be had to how those practices and recommendations apply to the directors of the Company and the Group’s senior executives and due regard shall also be had to the practices of the Company’s peer group in relation to their chief executive officers.

4	The Pensions Contribution payable under clause 11.3 of this Agreement shall be calculated by applying the following formula:

Pensions Contribution = Aggregate Pensions Provision x	Executive Time
Aggregate Time

5	At all times and immediately after the end of each calendar year, the Executive will provide to the Company full details of the Aggregate Time, including US Time, which the Executive has spent in that calendar year. The Company is entitled to rely without enquiry on any notice of the amount of Aggregate Time and US Time which the Executive has provided to the Company for any calendar year.